Housing Assistance Policy Effective Date 4/1/2026 Purpose The purpose of this policy is to facilitate relocation of the Chief Executive Officer’s (CEO) primary residence from Korea to the United States. This support is intended to ensure early stabilization of the executive's living environment and provide a residence that meets the required standards for personal safety and security, thereby enabling the focused execution of business objectives. Eligibility ● This benefit is exclusively available to the Chief Executive Officer (CEO) of WEBTOON Entertainment Inc. ● The CEO must be actively employed at the time of payment to be eligible for this benefit. Benefit Details ● Annual Support Amount: The fixed annual support amount is $250,350 in cash. ● Duration: Housing support will be provided for a period of two years to ensure stable settlement following the relocation. Any extension beyond the initial two-year period will be reviewed considering the schedule for the disposal of the executive's residence in Korea and overall business requirements. ● Payment Method: It will be provided as a fixed cash allowance, paid on a monthly basis, and is not subject to reimbursement of actual expenses. Other Considerations ● Calculation Basis: The amount is determined based on the Mercer Mobility criteria for global leadership assignments (calculated at an annual base of $166,900). ● To offset the individual income tax impact on the executive, the support amount has been determined on a grossed-up basis, taking into account applicable income taxes. Disclaimer WEBTOON reserves the right to interpret, modify, or withdraw from this plan at any time, subject to applicable legal requirements. (End)